Exhibit 99.4

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into by and between LYONDELL-CITGO Refining LP, a Delaware limited partnership (“LCR”), and PDVSA-Petróleo, S.A., a company formed under the laws of the Bolivarian Republic of Venezuela (“PDVSA”), on August 16, 2006.

WITNESSETH:

WHEREAS, Lyondell Chemical Company, a Delaware corporation (“Lyondell”), and CITGO Petroleum Corporation, a Delaware corporation (“CITGO”), are the indirect owners of all of the issued and outstanding partnership interests in LCR;

WHEREAS, in connection with the formation of LCR, LCR and PDVSA executed and delivered that certain Crude Oil Supply Agreement dated May 5, 1993, as amended, under which PDVSA sells crude oil to LCR (the “CSA”);

WHEREAS, LCR has requested the termination of the CSA and has expressed its interest in executing and delivering a replacement crude oil sales agreement with PDVSA (“Replacement CSA”) which would become effective upon termination of the CSA and apply to all cargos of crude oil sold by PDVSA and lifted by LCR, with a bill of lading date on or after August 1, 2006 (the “Effective Date”);

WHEREAS, PDVSA is unwilling to terminate the CSA unless and until it receives in consideration of agreeing to such termination the Termination Payment (as hereinafter defined); and

WHEREAS, LCR and PDVSA have negotiated and are ready to terminate the CSA and to execute and deliver the Replacement CSA which will take effect upon such termination in accordance with this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Upon receipt by PDVSA, by wire transfer or delivery of other immediately available funds, of three hundred million U.S. Dollars (US $300,000,000.00) (the “Termination Payment”), the parties hereto hereby agree that (a) except as otherwise set forth in Section 2 below and notwithstanding the date of execution of this Agreement, the CSA shall terminate effective as of 9:00 A.M. Central time on August 1, 2006 (the “Effective Date”), and (b) the Replacement CSA shall come into force and effect immediately upon such termination. The parties hereto further agree that, for all purposes of the CSA, the Termination Date (as defined in the CSA) shall be the Effective Date, and each of them hereby waives compliance with the provisions of Article III of the CSA providing for the termination of that agreement.

2.	Upon receipt of the Termination Payment and the termination of the CSA in accordance with Section 1 above, all obligations of LCR and PDVSA under the CSA shall cease, with the exception of (a) the obligation of LCR to pay PDVSA for all cargos lifted under the terms of the CSA with a bill of lading date prior to the Effective Date; (b) the obligation of PDVSA or LCR to pay outstanding demurrage obligations, if any, for cargos lifted prior to the Effective Date, and (c) claims with regard to the quantity or quality of cargos lifted prior to the Effective Date.

3.	EACH OF LCR AND PDVSA HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE THE OTHER PARTY OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT THAT MAY ARISE UNDER THE CSA TO THE MAXIMUM EXTENT PERMITTED BY LAW; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, EACH PARTY RESERVES ALL OF ITS RIGHTS WITH RESPECT TO (a) THE OBLIGATION OF LCR TO PAY PDVSA FOR ALL CARGOS LIFTED UNDER THE TERMS OF THE CSA WITH A BILL OF LADING DATE PRIOR TO THE EFFECTIVE DATE; (b) THE OBLIGATION OF PDVSA OR LCR TO PAY DEMURRAGE OBLIGATIONS, IF ANY, FOR CARGOS LIFTED PRIOR TO THE EFFECTIVE DATE, AND (c) CLAIMS WITH REGARD TO THE QUANTITY OR QUALITY OF CARGOS LIFTED PRIOR TO THE EFFECTIVE DATE.

4	The validity, interpretation and performance of this Termination Agreement and each of its provisions shall be governed by the applicable laws of the Bolivarian Republic of Venezuela, without regard to the application of its principles of conflicts of laws and as in effect on the Effective Date.

5.	All disputes arising under or in connection with this Agreement shall be finally settled by arbitration under the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce in effect at such time. The place of arbitration shall be Paris, France and the language of the arbitration shall be English. The number of arbitrators shall be three (3) and the arbitrators shall apply the substantive law of the Bolivarian Republic of Venezuela, as in effect on the Effective Date, to the merits of the dispute. Any arbitral award relating to the performance by either party of its obligations under this Agreement shall be (i) reasoned in accordance with Article 25.2 of the ICC Rules; (ii) in writing, and (iii) final and binding on all parties to the arbitration. Any arbitral award may be confirmed or embodied in any order or judgment of any court of competent jurisdiction.

6.	LCR and PDVSA each hereby represent and warrant to the other that the execution, delivery and performance hereof by it are within its corporate powers, and have been duly authorized by all necessary corporate or other action and that this Termination Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

7.	This Agreement may be executed in multiple counterparts by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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This Agreement is executed effective on the date first written above.

PDVSA-PETRÓLEO, S.A.		LYONDELL-CITGO REFINING LP

By:	/s/ Asdrúbal Chávez	By:	/s/ William F. Thompson
Name:	Asdrúbal Chávez	Name:	William F. Thompson
Title:	Executive Director, Supply and Marketing	Title:	Vice President and General Manager
Date:	August 16, 2006	Date:	August 16, 2006

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